UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2010

JAZZ TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32832	20-3320580
(Commission File Number)	(IRS Employer Identification No.)

4321 Jamboree Road
Newport Beach, California 92660

(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (949) 435-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Amendment to Second Amended and Restated Loan and Security Agreement

On  June 29, 2010 Jazz Technologies, Inc., a Delaware corporation (“Jazz”) entered into a Fourth Amendment (the “Fourth Amendment”) to the Second Amended and Restated Loan and Security Agreement dated as of September 19, 2008 (the “Wachovia Loan Agreement”) , among Jazz as parent guarantor, Wachovia Capital Markets, LLC, as lead arranger, bookrunner and syndication agent, and Wachovia Capital Finance Corporation (Western), as administrative agent (“Wachovia”), and Jazz Semiconductor, Inc. and Newport Fab, LLC, as borrowers.  Pursuant to the terms of the Fourth Amendment to Wachovia Loan Agreement, the maturity date of the revolving credit facility is extended to September 19, 2014, and available credit under the facility is an amount up to $45 million. The borrowing availability varies according to the levels of the borrowers’ accounts receivable, eligible equipment and other terms and conditions described in the Wachovia Loan Agreement. Loans under the facility will bear interest at a rate equal to, at borrowers’ option, either the lender’s prime rate plus a margin ranging from 0.50% to 1.0% or the LIBOR rate (as defined in the Wachovia Loan Agreement) plus a margin ranging from 2.25% to 2.75% per annum.  Outstanding borrowings under Wachovia lines as of March 31, 2010 and December 31, 2009 were $22.0 and $27.0 million, respectively.

ITEM 9.01.   FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
10.1
Fourth Amendment dated June 29, 2010 to Second Amended and Restated Loan and Security Agreement dated as of September 19, 2008 by and among the Registrant, Jazz Semiconductor, Inc., Newport Fab, LLC, Wachovia Capital Markets, LLC, Wachovia Capital Finance Corporation (Western) and the lenders from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Jazz Technologies, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Jazz Technologies, Inc.

Dated: July 1, 2010	By:	/s/ Susanna H. Bennett
Susanna H. Bennett
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Fourth Amendment dated June 29, 2010 to Second Amended and Restated Loan and Security Agreement dated as of September 19, 2008 by and among the Registrant, Jazz Semiconductor, Inc., Newport Fab, LLC, Wachovia Capital Markets, LLC, Wachovia Capital Finance Corporation (Western) and the lenders from time to time party thereto.